EXECUTIVE EMPLOYMENT AGREEMENT

between

HOMESTREET BANK

and

WILLIAM D. ENDRESEN

Endresen Executive Employment Agreement

Executive Employment Agreement
This executive employment agreement (“Agreement”), effective February 25, 2021 (the “Effective Date”), is between HomeStreet Bank and its affiliate or subsidiary organizations and its successors and assigns (collectively, the “Bank”) and William D. Endresen (“Executive”) (collectively, the “Parties”). In consideration of the foregoing promises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Bank and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below. Capitalized terms have the meanings given to them in this Agreement or in the respective document referred to herein. In the event of a conflict between provisions of various documents, the terms of this Agreement control.
I.EMPLOYMENT
i.Position and Duties
The Bank will employ Executive, and Executive will accept employment as the Executive Vice-President, Commercial Real Estate and Commercial Capital President, of HomeStreet Bank and report to the Chief Executive Officer of Home Street. Inc. and HomeStreet Bank or their designee. Executive will perform the duties of his position or such other position assigned to him from time to time and will devote his full time and attention to achieving the purposes and discharging the responsibilities afforded the positions, and such other duties as may be assigned by the Bank, which relate to the business of the Bank and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive will comply with Bank policies and procedures, and all applicable laws and regulations.
ii.Term of Agreement
This Agreement shall commence on the Effective Date and continue for an initial term of three (3) years (“Initial Term”) unless sooner terminated as set forth in Section III. Either party may elect to terminate this Agreement or Executive’s employment at the end of the Initial Term by providing notice to the other party at least one hundred eighty (180) days prior to the end of the term. This Agreement shall automatically renew for a one year term absent notice from either party to terminate or absent mutual agreement. Notwithstanding any termination of this Agreement or Executive's employment, the Executive shall remain subject to the restrictions in Section IV of this Agreement.
II.COMPENSATION AND BENEFITS
The Bank agrees to pay to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

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i.Annual Salary
Executive’s compensation shall consist of an annual base salary (the “Salary”) of no less than $390,000.00 annually (equivalent to $15,000.00 per bi-weekly pay period), payable in accordance with the payroll practices of the Bank.
ii.[Reserved]

iii.Annual Incentive Compensation
    The Bank shall establish a performance based target incentive bonus under the terms of the Bank’s incentive bonus compensation plan in effect from time to time, based on loan production volume and based on pre-tax, pre-incentive division income, credit quality or other targets (“Target Incentive Payment”). The Chief Executive Officer or his designee, in consultation with Executive, shall establish the individual performance objectives. Subject to Board oversight, the Chief Executive Officer, or his designee, shall reasonably determine the extent to which the Target Incentive Payment has been earned and shall ensure that an incentive payment complies with Sound Incentive Compensation Planning Guidelines and other regulations or restrictions applicable to financial institutions.

iv.Equity Compensation
    Executive may be awarded stock options, restricted stock units, performance share units or other stock awards pursuant to the HomeStreet, Inc. Amended and Restated 2014 Equity Incentive Plan or its successor at the discretion of the Human Resources and Corporate Governance Committee of the HomeStreet, Inc. Board and consistent with similarly situated executives of the Bank and any stock plans or agreements in place at that time.
v.[Reserved]

vi.Benefits
Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are provided to the Bank’s employees, which may include, at a minimum, free personal banking and premium checking with automatic payroll deposit and reduced closing costs on mortgage loans, sick leave, basic health, life and disability insurance. The Bank shall provide Executive paid parking and paid membership to the Washington Athletic Club.
vii.Business Expenses
Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Bank, provided that such expenses are consistent with Bank business expense policies and Executive submits appropriate supporting documentation for all such expenses to the Bank on a timely basis in accordance with the policies of the Bank and the Bank, effective as such on the date such expenses are incurred.

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F.    Vacation/Time Off
Executive’s right to take time away from work on a paid basis (generally considered vacation time) shall be governed by the Bank’s policies applicable to its executives, including the right to take vacation time away from work on an as needed basis in consultation with the Executive’s supervisor. Executive will not be required to track time off for any reason, including vacation, and Executive will not accrue any vacation. For avoidance of doubt, upon termination of employment, no amounts for accrued vacation, sick time or any other time off will be due and payable to Executive.
III.TERMINATION
i.Employment Termination
Prior to the end of the term identified in Section I.B., this Agreement and Executive’s employment may be terminated by the Bank for Cause (as defined below), or without Cause or by Executive for Good Reason (as defined below) or without Good Reason or upon the Executive’s death or Total Disability. Except where a specific notice procedure is described herein, the Bank or Executive shall provide the other party at least thirty (30) days’ notice of any termination (or 30 days of pay in lieu of notice). Upon any termination of employment, Executive shall be entitled to receive payments or benefits as described in this Agreement.
ii.Automatic Termination on Death or Total Disability
This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall have the same meaning as defined in the Bank’s long-term disability plan or policy. Termination hereunder shall be deemed to be effective (a) upon Executive’s death or (b) immediately upon the sooner to occur of a determination by the Bank’s long-term disability insurance carrier or Executive’s primary care physician that Executive is disabled and eligible for long-term disability benefits. Executive shall receive the following benefits on termination of employment for Death or Disability:
(1)    Executive’s earned but unpaid Salary through the effective date of the termination.
(2)    Subject to the provisions of the Bank’s incentive bonus compensation plan in effect from time to time, any earned but unpaid incentive compensation, including incentive compensation earned in the previous year but not yet paid.
(3)    Reimbursable business expenses for activities prior to the effective date of termination.
(4)    Any vested equity grants shall remain exercisable for a period of six months after death as provided under the terms of any grant or plan.
(5)    In the event of Total Disability, in order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Bank and Executive must execute the Bank’s general release agreement

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(“Release”) in order to receive the benefits. The Release will be effective upon completion of the payments due to Executive. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.
(6)    In the event of death, all payments shall be made to the person or persons identified as the Executive’s beneficiary for any Bank-sponsored life insurance.
iii.Termination with Cause or Resignation Without Good Reason
If the Bank terminates Executive’s employment with Cause or Executive resigns without Good Reason, the Bank shall provide Executive compensation and benefits as follows:
(1)    Payment of Executive’s earned but unpaid Salary through the effective date of termination.
(2)     Reimbursement of all reasonable business expenses incurred for activities prior to the Effective Date of termination.
(3)    Any vested equity grants shall remain exercisable for a period of 90 days after termination under the terms of any grant or plan.
iv.Termination Without Cause or Executive Resigns for Good Reason
Other than in the case of a Change in Control as defined in the Executive Change In Control Agreement referred to in Section J below, if the Bank terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the following termination payments:
(1)    As severance pay, an amount equal to two times (a) Executive’s Salary and (b) two times the greater of Executive last incentive bonus or the then-current year Target Incentive Payment; and (c) an amount equal to eighteen months of health insurance premiums to continue Executive’s health insurance pursuant to COBRA. The payment shall be paid within ninety days following the Effective Date of the Bank’s release agreement identified below, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VI.G.
(2)    Executive’s earned but unpaid Salary, paid on the next regularly scheduled payroll date following the date on which Executive’s employment terminated.
(3)    Any earned but unpaid incentive compensation, including incentive compensation earned in the prior year but not yet paid.
(4)    Reimbursement of all reasonable business expenses incurred for activities prior to the effective date of termination.
(5)    All of Executive’s unvested equity grants shall vest immediately and remain exercisable consistent with any such grant or applicable plan.

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(6)    In order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Bank and Executive must execute the Bank’s Release in order to receive the benefits. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.
v.Definitions of “Cause”, “Good Reason”
1.Cause
Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events:
(a)    the willful and continued failure of the Executive to perform his duties;
(b)    the willful engaging by the Executive in illegal conduct, fraud, or gross misconduct which in the reasonable judgment of the Bank is materially injurious to the Bank;
(c)    the Executive’s conviction or plea of guilty or nolo contendere to the charge of commission of a criminal offense (other than a minor traffic charge);
(d)    the Executive’s breach of a regulatory rule that in the reasonable judgment of the Bank materially and adversely affects the Executive’s ability to perform the Executive’s principal employment duties for the Bank and its affiliates; or
(e)    prior to a termination for Cause under subsection (a) above, Employer shall provide Executive 30-day prior written notice of the claimed basis for the possible “Cause” termination and an opportunity for Executive to cure any defect or deficiency on his performance.
2.Good Reason
For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his consent, has experienced one of the following events or circumstances:
(a)    the assignment to the Executive of any duties materially diminished from those in effect immediately prior to such assignment;
(b)    a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change;
(c)    a material decrease in the Executive’s annual Salary or elimination or reduction of any material benefit that HomeStreet otherwise provides to its executives of similar rank (except those changes to any benefit or benefit program implemented for all Bank employees who participate in such benefits or programs or that may be required by law) without his prior written agreement;

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(e)     relocation of Executive’s principal place of employment to a location outside of Orange County, Southern California or outside of a 30-mile radius of Seattle, Washington;
(f)    any other action or inaction that constitutes a material breach of the terms of the Agreement by the Bank; or
(g)    to comply with Section 409A of the Code, the Executive’s termination of employment will not be for Good Reason unless (i) Executive notifies the Bank in writing of the existence of the condition which Executive believes constitutes Good Reason within sixty (60) days of the initial existence of such condition (which notice specifically identifies such condition), and (ii) the Bank fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”) whereupon Executive’s employment shall be deemed to be terminated for Good Reason upon failure of the Bank to remedy. If Bank attempts to cure, or disputes the existence of Good Reason, it shall provide documentary evidence thereof to Executive within the Remedial Period. Executive may elect to remain employed by Bank and dispute any response by Bank during the Remedial Period, without prejudice to the claim of Good Reason, by invoking the provisions of Article VI.I. If Executive terminates employment before the expiration of the Remedial Period or after the Bank remedies the condition (even if within the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason. Even where the parties dispute the existence of Good Reason and Executive invokes a dispute resolution process, Executive’s “separation from service” must occur no later than six months following the initial existence of the circumstances giving rise to Good Reason.
IV.CONFIDENTIALITY; NON-SOLICITATION
Executive recognizes that the Bank’s business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Agreement is conditioned on agreement to, the terms of the Confidentiality and Nonsolicitation Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit ‘A’ entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with the Bank or a Successor Employer for the period identified in the Confidentiality unless otherwise required by law.
V.ASSIGNMENT
    This Agreement is personal to Executive and shall not be assignable by Executive. The Bank may assign its rights hereunder to (a) any other corporation resulting from any merger, consolidation or other reorganization to which the Bank or its parent company is a party; (b) any other corporation, partnership, association or other person to which the Bank or its parent company may transfer all or substantially all of the assets and business of the Bank existing at such time; or (c) any subsidiary, parent or other affiliate of the Bank (“Successor Employer”). All of the terms and provisions of this Agreement shall be binding upon and shall inure to the

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benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
VI.MISCELLANEOUS
A.    Amendments
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Bank and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Bank and Executive.
    B.     Applicable Law
    This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

    C.    Entire Agreement
Except as specified below, this Agreement, on and as of the date hereof, constitutes the entire agreement between the Bank and Executive with respect to the subject matter hereof. To the extent any agreement, plan or policy of the Bank is inconsistent with this Agreement, the provisions of this Agreement shall prevail and control and such other agreement, plan or policy will be construed by Bank to be consistent with this Agreement and, if that is not possible, the other agreement, plan or policy shall be modified as to Executive to be in conformance with this Agreement
    D.    Severability
If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any regulatory action, applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability, regardless of the reason therefor shall not affect any other provision of this Agreement or any action in any other jurisdiction, or the obligation of any other entity to this Agreement. If either entity to this Agreement is determined by any regulatory authority or court not to be able to perform its obligation(s) to Executive or not to have the authority to enter into this Agreement, then the other entity shall be liable therefor.
E.    Legal Limitations
Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Bank to Executive pursuant to this Agreement or otherwise if payment of such type or amount is prohibited by, is not permitted

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under, or has not received any required approval under, any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations promulgated thereunder, (ii) any governmental provisions relating to indemnification by Bank or an affiliate, including without limitation any applicable prohibitions or restrictions on depository institutions and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359, or (iii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359. In the event any payment to Executive is prohibited or otherwise restricted, (x) such payment shall, to the extent allowed by law, order or regulatory determination and not objected to by applicable banking or other regulatory agencies, be reinstated as an obligation of the obligor(s) without further action immediately upon the cessation of such prohibition or restriction, and (y) the Bank shall use its best efforts to secure the consent, if any shall be required, of the FDIC or other applicable banking or other regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.
If any payment made to Executive hereunder or under any prior employment agreement or arrangement is required under any applicable governmental provision (including, without limitation, Dodd-Frank and regulations promulgated thereunder) to be paid back to Bank, the Executive shall upon written demand from Bank promptly pay such amount back to Bank.
    F.    Code Section 280G
In the event that any payments or benefits provided or to be provided by the Bank or the Bank to the Executive under this Agreement (“Covered Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section VI.F. would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Covered Payments shall be payable either: (i) in full, or (ii) an amount reduced to the minimum extent necessary to ensure that no portion of such Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Bank in its sole discretion consistent with the requirements of Section 409A of the Internal Revenue Code.
    G.    Code Section 409A
With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of Executive’s termination of employment, such payments shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. The Bank may adjust any payment

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hereunder to avoid liability or obligation under Code Section 409A but such adjustments shall ensure that the payments are made in a manner that is as close to the terms of this Agreement as possible. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. In the event that the period for Executive to execute any required release and the Bank’s obligation to pay any amount referenced in the section straddles two calendar years, the payment will be made in the later calendar year.
The Bank and the Bank make no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Bank or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Bank and its affiliates with respect to any such tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b) (4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b) (9) (iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits); the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service” for reasons other than Executive’s death (except those payments that may be exempt from 409A by virtue of the short-term deferral exception to 409A) shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six (6) months following Executive’s separation from service.
H.    No Mitigation/Offset
In order to receive severance benefits provided in this Agreement, Executive shall not be required to engage in mitigation activities or seek alternative employment, nor would any other

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compensation received by Executive serve as an offset agreement to the severance or other benefits provided in this Agreement.
I.    Disputes
(1)    In the event of a dispute or claim between Executive and the Bank or the Bank related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator (or other mutually agreeable person) whose decision will be final.
(2)    The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.
(3)    The arbitration procedure will afford Executive and Employer the full range of statutory remedies, based on the statutes of limitations that would apply to the specific claims asserted as if they were asserted in court. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The substantially prevailing party will be entitled to reimbursement of attorneys’ fees and costs of the arbitration proceeding.
J.    Change in Control Agreement
In conjunction with and as part of this Agreement, the parties will execute and enter into an Executive Change In Control Agreement substantially in the form of agreement attached hereto as Exhibit ‘B.’
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.
WILLIAM D. ENDRESEN

/s/ William D. Endresen

Date Feb 8, 2021

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HOMESTREET BANK

By /s/ Godfrey B. Evans
Its EVP

Date Feb 9, 2021

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EXHIBIT A
CONFIDENTIALITY AND NONSOLICITATION AGREEMENT

This Confidentiality and Nonsolicitation Agreement (“Agreement”) is between HomeStreet Bank, its parent, affiliate or subsidiary organizations and successors and assigns (collectively, the “Bank” or “HomeStreet”) and William D. Endresen (“Employee”) (collectively, the “Parties”).

Employee is currently employed as Executive Vice-President Commercial Real Estate and Commercial Capital President for HomeStreet. It is the intent of the Parties that this Agreement will become effective upon the termination of Executive’s services to the Bank. By virtue of his position with the Bank, Executive has access to Confidential Information (defined below). HomeStreet must have assurance from Recipient that all Confidential Information provided to Recipient is and remains confidential after termination of his services. Therefore, for valuable consideration, the receipt of which is acknowledged to be sufficient, Recipient and HomeStreet agree as follows:
1.“Confidential Information” means information concerning the business, operations, strategies, financial status, products, services, customer names, customer lists and customer information of HomeStreet, which is confidential or proprietary to HomeStreet.

2.Confidential Information does not include information that: (a) is or becomes generally available to the public through no fault or act of Recipient or any of his Representatives in violation of this Agreement; (b) is or becomes available to Recipient or his representatives on a non-confidential basis from a source other than HomeStreet not known to Recipient or such Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality; (c) is independently developed by the Recipient or his representatives without use of or reliance on, either directly or indirectly, Confidential Information; or (d) was known to or in the possession of Recipient or one of his representatives on a non-confidential basis prior to disclosure by HomeStreet under the terms of this Agreement; or (e) is developed primarily through the efforts or work product of Executive.

3.After the termination of his services or employment agreement, Recipient agrees not to disclose any Confidential Information to any third party, unless such third party is a fiduciary, affiliate or HomeStreet vendor and such vendor and HomeStreet have signed a similar confidentiality agreement, or such disclosure of Confidential Information is required by lawful judicial or governmental order or is covered by paragraph 4 below. Recipient agrees to give HomeStreet reasonable notice in writing in advance of releasing Confidential Information pursuant to any judicial or governmental order, except for disclosures described in paragraph 4, below. Recipient additionally agrees to implement and maintain at all times reasonably appropriate procedures and controls to ensure at all times the security and confidentiality of all of HomeStreet’s Confidential Information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect

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against unauthorized access to or use of such information that could result in substantial harm or inconvenience to Home Street or any customer of HomeStreet. Recipient agrees to notify HomeStreet of any known security breach, any known unauthorized release of Confidential Information, or any known unauthorized attempt to access Confidential Information of which it becomes aware within a reasonable time of the occurrence of such event. Such notice will include, at a minimum, the date and time of any such event, the nature and extent of Confidential Information involved in any such event, and the corrective measures taken by Recipient in response to any such event.

4.Executive understands and acknowledges that nothing in this Agreement prohibits or limits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission regarding this agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Executive is not required to advise or seek permission from HomeStreet before engaging in any such activity. Executive recognizes that, in connection with any such activity, Executive must inform such authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of employment with HomeStreet that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. HomeStreet does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, Executive recognizes that Executive’s ability to disclose information may be limited or prohibited by applicable law and the Bank does not consent to disclosures that would violate applicable law. Such applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information (any information or materials relating to the examination and supervision of the Bank by applicable bank regulatory agencies, Bank materials responding to or referencing non-public information relating to examinations or supervision by bank regulatory agencies and correspondence to or from applicable banking regulators) or disclosures subject to the Bank Secrecy Act, including information that would reveal the existence or contemplated filing of a suspicious activity report.

5.All Confidential Information is and shall remain the property of HomeStreet. No license or conveyance of any right is granted or implied by the distribution of any Confidential Information to Recipient. Recipient agrees not to use, duplicate, or reproduce in any way any Confidential Information for Recipient’s own benefit or financial gain, or for any third party’s benefit or financial gain except to the extent reasonably necessary to analyze and prepare a business proposal to HomeStreet, in connection with rendering services to HomeStreet and to prepare and maintain his internal files in the ordinary course of its business. All documents (originals and copies, including electronic versions) containing Confidential Information shall either be destroyed or disposed of in a manner consistent with the Fair and Accurate Credit Transactions Act of 2003 or, if directed by HomeStreet, returned to HomeStreet upon termination of the rendering of services to HomeStreet by

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Recipient. Recipient agrees that HomeStreet may take reasonable actions as deemed appropriate by HomeStreet to confirm that Recipient has satisfied these obligations. It is understood that Recipient may retain one archival copy of such information for his internal files except for Bank customer loan files and documents containing private customer information.

6.Executive understands that pursuant to the federal Defense of Trade Secrets Act, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  Nothing in the foregoing provision shall be construed to authorize or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
7.By making any Confidential Information available to Recipient, HomeStreet makes no representation, warranty or guarantee, either express or implied, as to the accuracy or completeness of any Confidential Information or to the format in which such Confidential Information is provided to Recipient. Except as otherwise provided in any engagement letter, HomeStreet shall not be liable to any party for damages, of whatever kind, as a result of Recipient’s reliance on any Confidential Information or any format in which Confidential Information is made available to Recipient.

8.Recipient acknowledges that due to the highly sensitive nature of the Confidential Information, Recipient will be liable to HomeStreet for all losses suffered by HomeStreet as a result of Recipient’s intentional and material breach of this Agreement. In addition to any other remedies available to HomeStreet, Recipient agrees that, if Recipient breaches this Agreement, HomeStreet may seek injunctive relief against Recipient to stop any such breach.

9.If either Party to this Agreement commences legal action to enforce any rights arising out of or relating to this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs, including fees and costs on appeal. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington and the venue for any legal action shall be Seattle, Washington.

10.If Recipient and HomeStreet have entered into any other agreement, the terms of this Agreement shall, by this reference, be incorporated into and made a part of such other agreement, except to the extent otherwise specifically provided in such other agreement. The terms of this Agreement shall survive the termination of rendering of services to HomeStreet by Recipient for a period of ten years.

11.During Employee’s employment with the Bank and/or a successor employer and for eighteen (18) months after the termination of such employment, Employee will not, directly or

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indirectly, on his own or on behalf of any other entity: (1) induce, or attempt to induce, any employee, executive, or independent contractor of the Bank to cease such employment or relationship with HomeStreet; (2) engage, employ, contract with, or participate in ownership with any person who was an employee, executive, or independent contractor for HomeStreet within the six (6) months immediately prior to such engagement, employment, contract or other business relationship on behalf of any Competing Business (defined below); or (3)  solicit, divert, appropriate to or accept on behalf of any Competing Business, any business or account from any customer of the Bank with whom Employee has interacted as part of his duties with the Bank or about whom Employee has acquired confidential information in the course of his employment, or encourage or entice any such customer to cease its business or banking relationship with the Bank. “Competing Business” means any bank or thrift with an office or branch in Washington, Oregon, Idaho, Utah, California, Hawaii, Arizona, Colorado, Nevada, Alaska or Texas or any other state where the Bank has an office or branch and employs fifteen or more people.

12.Employee acknowledges and agrees that the restrictive covenants in this Agreement are reasonable and necessary to protect HomeStreet’s goodwill, confidential and proprietary information, trade secrets, business strategies, customer relationships and other legitimate business interests, that irreparable injury will result to the Bank if Employee breaches or threatens to breach any terms of the Agreement, and that in the event Employee breaches or threatens to breach any terms of the Agreement, HomeStreet will have no adequate remedy at law. Employee accordingly agrees that in the event of any actual or threatened breach by his of any of the terms of the Agreement, HomeStreet shall be entitled to immediate temporary injunctive and other equitable relief, and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting HomeStreet from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. If a bond is required in any action to enforce a right under this Agreement, including an action for a Temporary Restraining Order or Preliminary Injunction, the parties hereto agree that a reasonable amount of bond is $100.

13.Employee agrees that a successor in interest to HomeStreet may enforce the rights set forth in this Agreement following a change of control, without further express consent by Employee and that HomeStreet may, at its option, assign its rights to any successor or assign. Any amendment to or modification of this Agreement, or waiver of any obligation hereunder, shall be in writing signed by the party to be bound thereby. Any waiver by HomeStreet of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the provision or as a waiver of a breach of any other provision of this Agreement.

14.This Agreement shall be governed by the law of the State of Washington. This Agreement sets forth the entire agreement, and supersedes any prior agreements, with regard to the subject matter hereof. Employee acknowledges that he/she has carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Bank’s business, (b) every provision of this Agreement is reasonable with respect to its scope and duration and (c) he/she has received a copy of this Agreement

Endresen Executive Employment Agreement

and had the opportunity to review, and in fact reviewed it with legal counsel. If either Party to this Agreement commences legal action to enforce any rights arising out of or relating to this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs, including fees and costs on appeal. The venue for any legal action shall be Seattle, Washington. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
This Agreement is dated this 8 day of February, 2021.

HomeStreet                Employee

By: /s/ Godfrey B. Evans              /s/ William D. Endresen

Endresen Executive Employment Agreement

EXHIBIT B
EXECUTIVE CHANGE IN CONTROL AGREEMENT

HomeStreet, Inc. and HomeStreet Bank (“Bank” and together with HomeStreet, Inc., “the Company” or “Employer”) and William D. Endresen (“Employee”) enter into this agreement (the “CIC Agreement”) to provide certain benefits to Employee in the event that Employee’s employment is terminated as a result of a Change in Control, as defined below. This CIC Agreement is executed in conjunction with a Confidentiality and Nonsolicitation Agreement and provides consideration for the obligations thereunder.
AGREEMENT
Change in Control Benefit. If within twelve months following a Change in Control or ninety (90) days prior to a Change in Control, Employee resigns for Good Reason or Employee’s employment is terminated by the Bank for any reason except for Cause, Employer shall pay Employee as severance pay an amount equal to twenty four (24) months base salary plus an amount equal to two times his last annual bonus paid or his Target Incentive Compensation for the current year, whichever is greater (“Change in Control Payment”). In addition, all of Employee’s unvested equity grants will vest immediately and remain exercisable consistent with any such grant or applicable plan. These Change in Control benefits are conditioned upon Employee executing a release agreement in favor of the Company and the Bank at the time of termination of his employment. Payment shall be made in a lump sum on the earlier of the 90 days following the employee’s termination of employment or March 15 of the year following the year in which the termination occurred, provided that Employee has executed and submitted a general release of claims and the statutory period during which the Employee is entitled to revoke the release of claims has expired before the payment date. The Change in Control Payment will be subject to the Bank’s collection of applicable federal income and employment withholding taxes.

Definitions. For purposes of this agreement, the following definitions will be in effect:
a.Assets means all or substantially all of the assets of the Company, as they shall be held by the Company from time to time, including the assets of all divisions, segments, and business units in existence at such time.
b.Change in Control means except for a sale of the Company’s stock in a broad-based public offering:
i.One person or entity acquiring or otherwise becoming the owner of fifty percent (50%) or more of the Company’s outstanding shares; or
ii.Dissolution or sale of fifty percent (50%) or more in value of the assets of either HomeStreet, Inc. or HomeStreet Bank; or

Endresen Executive Employment Agreement

iii.A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G or the Internal Revenue Code.
c.Good Reason means that Executive, without his consent, has experienced one of the following events or circumstances:
iv.the assignment to the Executive of any duties materially diminished from those in effect immediately prior to such assignment;
v.a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change;
vi.a material decrease in the Executive’s annual Salary or elimination or reduction of any material benefit that HomeStreet otherwise provides to its executives of similar rank (except those changes to any benefit or benefit program implemented for all Bank employees who participate in such benefits or programs or that may be required by law) without his prior written agreement;
vii.relocation of Executive’s principal place of employment to a location outside of Orange County, Southern California or outside of a 30-mile radius of Seattle, Washington;
viii.any other action or inaction that constitutes a material breach of the terms of the Agreement by the Bank;
ix.or to comply with Section 409A of the Code, the Executive’s termination of employment will not be for Good Reason unless (i) Executive notifies the Bank in writing of the existence of the condition which Executive believes constitutes Good Reason within sixty (60) days of the initial existence of such condition (which notice specifically identifies such condition), and (ii) the Bank fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”) whereupon Executive’s employment shall be deemed to be terminated for Good Reason upon failure of the Bank to remedy. If Bank attempts to cure, or disputes the existence of Good Reason, it shall provide documentary evidence thereof to Executive within the Remedial Period. Executive may elect to remain employed by Bank and dispute any response by Bank during the Remedial Period, without prejudice to the claim of Good Reason, by invoking the provisions of Article VI.I. If Executive terminates employment before the expiration of the Remedial Period or after the Bank remedies the condition (even if within the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason. Even where the parties dispute the existence of Good Reason and Executive invokes a dispute resolution process, Executive’s “separation from service” must occur no later than six months

Endresen Executive Employment Agreement

following the initial existence of the circumstances giving rise to Good Reason.
D.    Control means owning, and having the present and continuing right to exercise control over, a majority of the voting power of, and right to exercise control over management of, any entity, which right is not subject to any material limitations, qualifications, or exceptions (whether temporary or permanent).
a.Termination for Cause means a termination of Employee’s employment by reason of Employee’s:
x.Breach of any contractual obligation to the Bank (including violation of any Confidentiality, Nonsolicitation and Noncompetition Agreement that Employee has executed), provided Employee has not cured such breach within fourteen (14) days of receipt of written notice of such breach from the Bank;
xi.Willful breach or neglect of duties he/she is required to perform, provided Employee has not cured such breach within fourteen (14) days of receipt of written notice of such breach from the Bank;
xii.Commission of act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation or other act(s) of moral turpitude against the Bank, its parent company, subsidiaries or affiliates, its shareholders or employees or which adversely impact the interest of Employer;
xiii.Willful and continual failure to comply with any law, rule or regulation (other than traffic violations or similar offenses), provided that Employee has been given written notice of such failure and has not complied within fourteen (14) days after receipt of such notice (from the Bank or a regulator or other authoritative source), or final cease and desist order of a regulatory agency having jurisdiction over Employer;
xiv.Failure to follow direction, which failure is not corrected within fourteen (14) days after receipt by Employee of written notice outlining the corrective action required;
xv.Death or disability (“disability” is defined as the inability to perform the duties of his position for a consecutive period of 120 days or for any 150 days in any calendar year); or
xvi.Other conduct or omission by Employee that Employer concludes is materially injurious to the Employer’s interests.
b.Transfer shall mean the sale, transfer, or disposition of all or substantially all of the Assets in a single transaction or group of related transactions, but shall not include the sale, transfer, or disposition of any of the Assets in the ordinary course of business.

Endresen Executive Employment Agreement

VII.Term of Agreement. This CIC Agreement shall be in effect for a term that is coextensive with Employee’s executive employment agreement and shall automatically renew in successive one year increments, provided Employee remains employed by the Bank, Employee has executed a Confidentiality and Nonsolicitation Agreement in a form acceptable to the Bank, and neither party provides the other written notice of an intent not to renew this CIC Agreement more than sixty (60) days prior to its renewal. Provided the Change in Control occurs during the term of this CIC Agreement, then the Change in Control Payment required under paragraph 1 of this CIC Agreement shall still be payable, even if the resignation or termination that triggers the payment occurs after the agreement has expired. In addition, if the Bank is, at the time the Change in Control Payment is payable, prohibited or restricted by applicable statutory, regulatory, contractual or other legal requirement from making the Change in Control Payment, then the Bank shall be obligated for a period of three (3) years from such time to make the Change in Control Payment (or any unpaid portion) in the event that such prohibition or restriction is no longer applicable and the Bank is otherwise then legally permitted to make such payment. In the event that any Change in Control Payment (or any portion thereof) made to Employee hereunder or under any prior similar agreement or understanding is required under any applicable statutory, regulatory, order, contractual or other legal requirement to be paid back to the Bank (or its successor), then Employee shall upon written demand from the Bank (or its successor) promptly pay such amount back to the Bank (or its successor).
VIII.Miscellaneous Provisions
c.Death. Should Employee die after becoming entitled to but before receipt of the Change in Control Payment under Section I of this agreement, then such payment will be made to the executors or administrators of his estate.
d.General Creditor Status. The payment to which Employee may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Employee’s right (or the right of the personal representatives or beneficiaries of Employee’s estate) to receive any payment hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
e.Regulatory Effect. The terms of this CIC Agreement and the payment of any Change in Control Payment is subject to and may be limited by applicable statutory, regulatory, contractual or other legal restriction binding on the Company or any required regulatory approval.
f.Miscellaneous. This CIC Agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of Washington. This CIC Agreement shall be interpreted and administered in order to be an exempt “short term deferral” under Section 409A of the Internal Revenue Code and the regulations thereunder. This CIC Agreement may be amended only by written instrument signed by Employee and an authorized officer of the Bank other than Employee. It supersedes all other Change in

Endresen Executive Employment Agreement

Control agreements executed by Employee and the Company. If any provision of this CIC Agreement as applied to Employee or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this CIC Agreement, or the enforceability or invalidity of this CIC Agreement as a whole. Should any provision of this CIC Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this CIC Agreement will continue in full force and effect.
g.Attorneys’ Fees. In the event of any legal proceeding with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.
h.Internal Revenue Code Section 280G. Notwithstanding anything in this CIC Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Employee) that the total of the Change in Control Payment, together with any other payments or benefits paid by the Employer to Employee, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the net after-tax amount that Employee would realize from such compensation, considering Employee's federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Employee's net after-tax income.

Endresen Executive Employment Agreement

Dated this 9th day of February, 2021.
EMPLOYEE    HOMESTREET BANK

    /s/ William D. Endresen        By     /s/ Godfrey B. Evans
Employee                    Its     EVP
Date    Feb 8, 2021                 Date         Feb 9, 2021

HOMESTREET, INC.

By     /s/ Godfrey B. Evans
Its     Feb 9, 2021

Endresen Executive Employment Agreement